Exhibit 8.2

[WLRK LETTERHEAD]

March 20, 2013

NYSE Euronext

11 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of IntercontinentalExchange Group, Inc., a Delaware corporation and a wholly owned subsidiary of ICE (“Parent”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Braves Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, with and into IntercontinentalExchange, Inc., a Delaware corporation (“ICE”), and the proposed merger of NYSE Euronext, a Delaware corporation, with and into Baseball Merger Sub LLC, a Delaware limited liability company that is a direct, wholly owned subsidiary of Parent.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS—Federal Income Tax Consequences of the NYSE Euronext Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described in the Registration Statement, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen Katz